October 23, 1997



Tera Computer Company
2815 Eastlake Avenue East
Seattle, Washington  98102


     Re: Post-Effective Amendment No. 1 to Form S-8 Registration Statement, Registration No. 333-1430

Ladies and Gentlemen:

     We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration No. 333-1430 (the "Registration Statement"), to be filed with the Securities and Exchange Commission to register an additional 1,600,000 shares of common stock, $.01 par value (the "Common Stock"), of Tera Computer Company, a Washington corporation (the "Company"), issuable upon the exercise of options granted or to be granted pursuant to the Company's 1995 Stock Option Plan (the "Plan").

     We have reviewed the corporate action of the Company in connection with this matter and have examined the corporate records and other documents we deemed necessary for purposes of this opinion. For the purposes of our examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

     On the basis of and relying upon the foregoing examination and assumptions, we are of the opinion that the shares of Common Stock issuable upon exercise of options granted or to be granted pursuant to the Plan, when issued in accordance therewith, will be validly issued, fully paid, and nonassessable.

     This opinion is limited to the law of the State of Washington, to the federal laws of the United States, and to the judicial interpretations thereof and to the facts as they presently exist. No opinion is expressed by us as to the effect of the laws of any other jurisdiction or as to matters of conflict or choice of law. We undertake no obligation to advise you as a result of developments occurring after the date hereof or as a result of facts or circumstances brought to our attention after the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/

STOEL RIVES LLP